CAPITAL ONE FUNDS

REPORT OF INSPECTOR OF ELECTION AND BALLOTS


	The undersigned, as Inspector of
Election and Ballots, does hereby certify as follows:

       1. That I was duly appointed and
qualified to act as Inspector of Election and Ballots at the Special Meeting of Shareholders (the Meeting) of the Capital
One Louisiana Municipal Income Fund (the
Fund), a series of the Capital One Funds
(the Trust), held at the offices of Citi
Fund Services Ohio, Inc., 3435 Stelzer Road,
Suite 1000, Columbus, OH 43219, beginning at
11:00 A.M. Eastern Time, on August 25, 2008.

       2. That (1) Broadridge Financial
Solutions, Inc., (Broadridge) obtained
from the Transfer Agent of the Fund the
number of shares (Shares) of the Fund
outstanding on the records of the Trust as of the close of business on July 23, 2008;
(2) Broadridge determined the number of
Shares of the Fund represented at the
meeting, the existence of a quorum of such outstanding Shares with respect to the Proposal, and the authenticity, validity, and effect of proxies; (3) Broadridge determined the result of the vote held at said Meeting and did such acts as were proper to conduct the vote with fairness to all shareholders; and (4) I performed my duties impartially, in good faith, and to the best of my ability.

       3. That the result of the voting of
shares with respect to the Proposal to
liquidate and terminate the Fund, as set forth in a Plan of Liquidation adopted by the Board of Trustees of the Trust (the
Board) as described in the Proxy Statement for the Meeting was as follows:

Fund Shares Outstanding as of Record Date
4,248,667.32

For the Proposal
2,735,912.45

Against
12,477.00

Abstain
12,980.00

and that the Fund will be duly liquidated and terminated at a date to be further determined.


Inspector of Election and Ballots

Dated:	August 25, 2008